Armstrong Energy, Inc. Announces Results For the Year ended December 31, 2014

-- Record revenue of $441.8 million on a record 9.4 million tons sold

-- Adjusted EBITDA of $61.8 million for 2014 – 6.2% increase from 2013

-- Available liquidity totaled $75.4 million at December 31, 2014

ST. LOUIS, March 26, 2015 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong") today reported earnings for the year ended December 31, 2014. The following table highlights the key financial metrics for the periods.

	Twelve months ended December 31,
	2014	2013
(in thousands, except per ton)
Tons of Coal Sold	9,419	9,266
Revenue	$441,833	$415,282
Adjusted EBITDA (1)	$61,760	$58,156
Average Sales Price per Ton	$46.91	$44.82
Cost of Coal Sales per Ton (2)	$38.46	$36.23
Adjusted EBITDA(1) per Ton	$6.56	$6.28

1	Non-GAAP measure; please see definition and reconciliation below.
2	Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization; asset retirement obligation expenses; and general and administrative costs.

Coal sales revenue for the year ended December 31, 2014 increased by $26.6 million, or 6.4%, to $441.8 million, as compared to 2013. This increase is primarily attributable to a favorable price variance of approximately $19.7 million due to a favorable customer mix and higher year-over-year contract prices. We also experienced a favorable volume variance of approximately $6.9 million due to increased spot sales of 0.2 million in 2014.

Cost of coal sales increased 7.9% to $362.3 million in the year ended December 31, 2014, from $335.7 million in 2013. On a per ton basis, our cost of coal sales increased during the year ended December 31, 2014, compared to 2013, from $36.23 per ton to $38.46 per ton. This increase is due to lower productivity at the Parkway and Kronos underground mines driven by poor geological conditions and production inefficiencies encountered at the Lewis Creek underground mine, partially offset by favorable mining conditions at our Midway and Equality Boot surface mines in the current year.

Adjusted EBITDA for the year ended December 31, 2014 was $61.8 million, or $6.56 per ton, as compared to $58.2 million, or $6.28 per ton, for the year ended December 31, 2013. The increase resulted primarily from higher gross margin as a result of favorable price and volume variances in the current year, as well as reduced overall G&A expenses, as compared to 2013.

General and administrative expenses were $19.6 million for the year ended December 31, 2014, which was $1.6 million, or 7.5%, lower than the year ended December 31, 2013. These favorable results were driven by lower professional services and compensation related expenses.

Lewis Creek Underground Mine - Depreciation, Depletion and Amortization

The Lewis Creek underground mine, which produces coal from the West Kentucky #9 seam, has experienced significant operating inefficiencies since July 2013 due to the geological conditions of the portion of the reserve being mined. As a result of the ongoing mining difficulties, a final decision was made during the third quarter of 2014 not to continue advancing under the current mine plan, but rather to retreat and mine only in the eastern portion of the reserve. As a result of this change in mine plan, we are accelerating the depreciation of the remaining net book value of the capitalized costs associated with the development of the mine due to the diminished useful life of the asset. The asset, which has a net book value of approximately $6.3 million at December 31, 2014, will continue to be depreciated using the units of production method over the remaining estimated recoverable reserves. Upon completion of mining the remaining section, which based on current estimates is expected to occur in the first quarter of 2015, the existing portal to the Lewis Creek underground mine will be abandoned and all of the equipment will be relocated to our other mining operations.

New Underground Mine

Armstrong is developing an additional underground mine at our Parkway mine complex, the Survant underground mine, which will produce coal from the West Kentucky #8 seam. Development is expected to be completed during the first half of 2015. There are 59.7 million tons of proven and probable reserves at the Survant underground mine as of December 31, 2014. Coal mined from the Survant underground mine will be processed at the Parkway Preparation Plant prior to shipment to the ultimate customer.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of December 31, 2014, our available liquidity was $75.4 million, comprised of cash on hand of $59.5 million and $15.9 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal sales for 2015 are between 8.4 million and 8.7 million tons. Forecasted production for 2015 is lower than actual production during 2014 due to the closure of the Lewis Creek underground mine in early 2015 and lower production at our surface operations. We anticipate lower sales due to lower utility demand, lower natural gas prices and utilities retiring units due to new regulations. As of March 1, 2015, Armstrong currently has 8.4 million tons priced and committed for 2015 at an average price of $48.07.

Capital expenditures, including assets financed, for 2014 were approximately $32 million. Capital expenditures in 2015 are currently expected to be in a range of $40-$45 million related primarily to the development of new underground mines to replace mines that are depleting over the next several years.

Conference Call

A conference call regarding Armstrong's 2014 financial results will be held today at 11:00am eastern time. To participate in the conference call, dial (877) 870-4263 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the "investor" section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a diversified producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 563 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Revenue	$ 441,833	$ 415,282	$ 382,109
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	362,268	335,699	311,289
Production royalty to related party	8,269	7,811	5,695
Depreciation, depletion, and amortization	46,037	38,219	33,066
Asset retirement obligation expenses	2,125	2,472	3,977
General and administrative expenses	19,590	21,169	21,434

Operating income	3,544	9,912	6,648
Other income (expense):
Interest expense, net	(33,134)	(35,563)	(19,200)
Other, net	758	579	(1,534)
Loss on extinguishment of debt	—	—	(3,953)

Loss before income taxes	(28,832)	(25,072)	(18,039)
Income taxes	—	—	—

Net loss	(28,832)	(25,072)	(18,039)
Less: income attributable to non-controlling interest	—	—	—

Net loss attributable to common stockholders	$ (28,832)	$ (25,072)	$ (18,039)

Armstrong Energy, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$ 59,518	$ 51,632
Accounts receivable	21,799	24,654
Inventories	10,552	12,683
Prepaid and other assets	2,962	3,669
Deferred income taxes	735	605

Total current assets	95,566	93,243
Property, plant, equipment, and mine development, net	408,740	424,365
Investments	3,372	3,224
Intangible assets, net	134	144
Other non-current assets	24,635	22,577

Total assets	$ 532,447	$ 543,553

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 27,593	$ 27,972
Accrued and other liabilities	17,117	16,234
Current portion of capital lease obligations	2,426	2,497
Current maturities of long-term debt	4,929	4,498

Total current liabilities	52,065	51,201
Long-term debt, less current maturities	198,960	198,186
Long-term obligation to related party	110,713	106,283
Related-party payables, net	18,172	7,780
Asset retirement obligations	17,379	17,230
Long-term portion of capital lease obligations	1,358	2,222
Deferred income taxes	735	605
Other non-current liabilities	8,208	3,103

Total liabilities	407,590	386,610
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,936,844 shares and 21,933,710 shares issued and outstanding as of December 31, 2014 and 2013, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2014 and 2013, respectively	—	—
Additional paid-in-capital	238,549	238,799
Accumulated deficit	(110,193)	(81,361)
Accumulated other comprehensive loss	(3,741)	(737)

Armstrong Energy, Inc.'s equity	124,834	156,920
Non-controlling interest	23	23

Total stockholders' equity	124,857	156,943

Total liabilities and stockholders' equity	$ 532,447	$ 543,553

Armstrong Energy, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities
Net loss	$ (28,832)	$ (25,072)	$ (18,039)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation (income) expense	(74)	418	697
Depreciation, depletion, and amortization	46,037	38,219	33,066
Amortization of debt issuance costs	1,197	1,153	1,208
Amortization of original issue discount	752	665	18
Asset retirement obligations	2,125	2,472	3,977
Gain on settlement of asset retirement obligations	(26)	(205)	(234)
Income from equity affiliate	(150)	(31)	(15)
Loss (gain) on sale of property, plant, and equipment	80	(16)	(38)
Loss on extinguishment of debt	—	—	3,953
Non-cash activity with related party, net	14,822	10,789	6,527
Non-cash interest on long-term obligations	(4)	288	215
Change in working capital accounts:
Decrease (increase) in accounts receivable	2,855	(516)	(1,632)
Decrease (increase) in inventories	2,130	(3,221)	1,948
Decrease (increase) in prepaid and other assets	707	53	(190)
(Increase) decrease in other non-current assets	(2,753)	3,048	8,001
Increase (decrease) in accounts payable and accrued and other liabilities	187	3,252	(8,379)
Increase (decrease) in other non-current liabilities	2,092	1,648	(314)

Net cash provided by operating activities	41,145	32,944	30,769
Cash Flows from Investing Activities
Investment in property, plant, equipment, and mine development	(24,442)	(32,836)	(46,464)
Investment in affiliates	—	—	(130)
Issuance of note receivable – related party	—	(17,500)	—
Payment of note receivable – related party	—	17,500	—
Proceeds from sale of fixed assets	5	255	70

Net cash used in investing activities	(24,437)	(32,581)	(46,524)
Cash Flows from Financing Activities
Payment on capital lease obligations	(2,690)	(4,547)	(4,338)
Payments of long-term debt	(5,942)	(3,959)	(169,872)
Proceeds from long-term debt	—	—	211,634
Proceeds from sale-leaseback	986	—	—
Payment of financing costs and fees	(1,000)	(29)	(11,117)
Proceeds from the issuance of Series A convertible preferred stock	—	—	30,000
Repurchase of employee stock relinquished for tax withholdings	(176)	(332)	—
Contributions of non-controlling interest	—	4	—

Net cash (used in) provided by financing activities	(8,822)	(8,863)	56,307

Net increase (decrease) in cash and cash equivalents	7,886	(8,500)	40,552
Cash and cash equivalents, at beginning of year	51,632	60,132	19,580

Cash and cash equivalents, at end of year	$ 59,518	$ 51,632	$ 60,132

	Year Ended December 31,
	2014	2013	2012
Supplemental cash flow information:
Cash paid for interest	$ 24,115	$ 24,045	$ 7,404
Non-cash transactions:
Assets acquired with long-term debt	5,410	2,082	2,407
Non-cash portion of land and reserve sale/financing with related party	8,202	4,886	5,700
Assets acquired by capital lease	2,256	—	—

Adjusted EBITDA The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Year ended December 31,
	2014	2013
Net loss	$(28,832)	$(25,072)
Income tax provision	—	—
Depreciation, depletion and amortization	46,037	38,219
Asset retirement obligation expenses	2,125	2,472
Non-cash production royalty to related party	8,269	6,761
Interest expense, net	33,134	35,563
Non-cash stock employee benefit expense	1,127	—
Non-cash stock compensation (income) expense	(74)	418
Gain on settlement of asset retirement obligation	(26)	(205)
Adjusted EBITDA	$61,760	$58,156

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define Adjusted EBITDA as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash employee benefit expense, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our filings with the Securities and Exchange Commission (the "SEC"), including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-K filed today with the SEC.

CONTACT: Richard Gist, 314-721-8202, rgist@armstrongcoal.com